Exhibit 10.9
FIRST AMENDMENT TO THE
BAY VALLEY FOODS
2008 INCENTIVE PLAN
     WHEREAS, Bay Valley Foods (the “Company”), maintains the Bay Valley Foods 2008 Incentive Plan (the “Plan”); and
     WHEREAS, pursuant to Section 7 of the Plan, the Compensation Committee of the Board of Directors of TreeHouse Foods, Inc. now desires to amend the Plan for documentary compliance with Internal Revenue Code Section 409A.
     NOW, THEREFORE, Section 6F of the Plan is amended, effective January 1, 2008, to read as follows:
“F.	Payment Form and Timing

All payments under the Plan shall be made in the form of a single lump sum and shall be paid no later than May 31 following the close of the Plan Year for which the Performance Goals relate.

Notwithstanding the preceding paragraph, any payments made following a Participant’s return to Active Employment after a leave of absence, which ends after May 31 following the close of the Plan Year for which the Performance Goals relate, shall be due and payable within 30 days of such return to Active Employment, but in no event later than March 15 following the close of the Plan Year in which the Participant returns from such leave of absence.
Payment of incentive awards shall be made in accordance with accepted Company payroll practices. All required taxes, income withholding, and other deductions shall be withheld.”
     IN WITNESS WHEREOF, the Compensation Committee of the Board of Directors of TreeHouse Foods, Inc., acting by and through the General Counsel and Chief Administrative Officer of TreeHouse Foods, Inc., has caused this First Amendment to be executed as of the 7 day of November, 2008.

Bay Valley Foods.

By:	/s/ Thomas E. O’Neill

General Counsel and Chief Administrative Officer, TreeHouse Foods, Inc.